Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Perfect Moment Ltd.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(c) and (h)	3,636,344	(2)	$5.125	(3)	$18,636,263.00	$0.00014760	$2,750.71
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(h)	163,613	(4)	$3.560	(5)	$572,645.50	$0.00014760	$84.52
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(h)	136,344	(6)	$0.01	(7)	$1,363.44	$0.00014760	$0.20
	Total Offering Amounts							$19,210,271.94		$2,835.44
	Total Fee Offsets									$0
	Net Fee Due									$2,835.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents shares of Common Stock that may be issued under the Registrant’s 2021 Equity Incentive Plan (as amended, the “2021 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price of $5.125 per share represents the average high and low sales prices of the Common Stock as quoted on NYSE American on February 23, 2024.

(4)	Represents shares of Common Stock issuable upon the exercise of outstanding stock options under the 2021 Plan as of the date of this Registration Statement.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $3.50, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding options under the 2021 Plan as of the date of this Registration Statement.

(6)

Represents shares of Common Stock issuable upon the exercise of outstanding stock options under the Registrant’s Enterprise Management Incentive Share Option Agreement with Negin Yeganegy, as amended by the Settlement Agreement, dated October 26, 2022, by and between Perfect Moment UK Limited and Negin Yeganegy (the “NY Plan”), as of the date of this Registration Statement.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.01, which is the exercise price (rounded to the nearest cent) of the outstanding options under the NY Plan as of the date of this Registration Statement.